Exhibit 10.25+

Beth Howe

Re:    Offer of Employment

Dear Beth:
SiTime Corporation (“SiTime” or the “Company”) is pleased to offer you a regular full-time position as Executive Vice President, Chief Financial Officer, reporting to me. Congratulations!
At SiTime, we believe in the principles of being creative, courageous, relentless, authentic, leaders, and a team. We believe employees who practice behaviors that align with these principles contribute greatly to the company’s success.
In your role as Executive Vice President, Chief Financial Officer, you will be responsible for performing such duties as are assigned to you from time to time by me. You will initially work at our office located at Santa Clara, though you may be required to perform services from other locations from time to time as necessitated by your job duties or as requested by the Company. Of course, the Company may change your position, duties, and work location from time to time in its discretion, subject to your Change of Control and Severance Agreement (as discussed below).
Your compensation will include an initial annual base salary of $441,000, (paid semi-monthly at a rate of $18,375), less applicable payroll deductions and all required withholdings. As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.
Beginning January 1, 2024, you will be eligible to participate in our Executive Bonus and Retention Plan with a target bonus amount of 75% of base salary (equivalent to $330,750). Whether you earn a bonus, and the amount of such bonus, and all other terms with respect to your eligibility for receipt of such a bonus will be pursuant to the terms and conditions of the Executive Bonus and Retention Plan, a copy of which is attached as Exhibit A. You will also be eligible to participate in the future in the Company’s executive compensation program, as determined by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) in its discretion.
Subject to approval of the Board or the Compensation Committee, as a material inducement to you entering into employment with the Company, the Company will grant you (i) an award of Restricted Stock Units (“RSUs”) valued at $400,000 as of the grant date (the “Sign On Bonus RSU”) and (ii) an award of RSUs valued at $5,400,000 as of the grant date (the “Initial RSU”). The actual number of RSUs granted will be determined by dividing the award value by the average closing stock price per share of the Company’s common stock for the last twenty (20) trading days prior to the grant date. The grant date of the award is the date the Board or the Compensation Committee approves the award. The awards will be granted under, and subject to the terms and conditions of, the Company’s 2019 Stock Incentive Plan or 2022 Inducement Award Plan (each, the “Plan”) and standard form of time-based RSU agreement under the applicable Plan.
The Sign On Bonus RSU will settle on November 20, 2023, subject to your continued Service (as defined in the applicable Plan) through such date; provided, however, the RSUs will not be considered earned until the date that is twelve (12) months following your start date. Therefore, if you voluntarily terminate your employment with the Company for any reason prior to the date that is twelve (12) months following your start date, you agree that the grant date value of the Sign On Bonus RSUs (net of taxes) will be forfeitable to the Company on a pro-rated basis. Any repayment obligation with respect to the Sign On Bonus RSU may be satisfied in shares of the Company’s common stock or cash or a combination thereof (based upon the fair market value of the shares of the Company’s common stock on the date of repayment) and the Company may provide for an offset to any future payments owed by the Company to you if necessary to satisfy the repayment obligation; provided, however, that if any such offset is prohibited under applicable law, the Company shall not permit any offsets and may require immediate repayment by you.

For the Initial RSU, twenty-five percent (25%) of the total number of RSUs subject to the Initial RSU will vest on November 20,2024, and 1/16 of the total number of RSUs subject to the Initial RSU will vest in equal quarterly installments on each February 20, May 20, August 20, and November 20 thereafter, in each case subject to your continued Service (as defined in the applicable Plan) through the applicable vesting dates. Upon vesting, the RSUs are paid in shares of the Company’s common stock on a one-for-one basis, subject to applicable withholding taxes.
You will also be eligible for change in control severance benefits under the terms of a Change of Control and Severance Agreement substantially in the form attached to this offer letter as Exhibit B, subject to approval of the Board and the terms of an approved agreement.
As a full time, regular employee of SiTime, you will be eligible to participate in our benefits programs offered to similarly situated employees by SiTime from time to time, subject to plan terms and generally applicable Company policies. Benefits become effective on the first day of the month following date of hire. These programs will be outlined for you when you begin your employment.
SiTime helps employees reach their financial retirement goals by offering a 401 (k) Plan with an employer match that vest immediately. Eligibility, enrollment timeframe, and other plan information will be provided during orientation. The Company may change compensation and benefits from time to time in its discretion.
As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the Employee Confidential Information and Invention Assignment Agreement attached as Exhibit C which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.
By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.
Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an executive officer of the Company.
This offer is contingent upon successfully passing a background check clearance and reference check, and providing satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. Pursuant to the Immigration Reform and Control Act of 1986, the Company is required to verify within the first three days of employment an individual’s employment eligibility in the United States. Documentation acceptable by the Immigration and Naturalization Service is listed on the attached I- 9 Employment Eligibility Verification Form. To ensure compliance with the Act, please bring original copies of your documentation on your first day of employment. All job offers are contingent upon successful completion of the I-9 verification process.
To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, by signing below, you and the Company agree to the arbitration agreement attached to this offer letter agreement as Exhibit D.
This letter, including the exhibits, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an executive officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
Please sign and date this letter, and the enclosed Employee Confidential Information and Invention Assignment Agreement and return them to me. This offer will expire on November 1, 2023 if both the letter and Employee Confidential Information and Invention Assignment Agreement are not accepted, signed and returned to SiTime Corporation by this date.
We are excited to offer you the challenge of contributing to SiTime’s growth. It is our sincere wish and intention that you find your experience here exciting and rewarding.
Sincerely,
/s/ Rajesh Vashist
Rajesh Vashist
CEO

I have read and accept the above offer of employment:
Accepted by:

/s/ Beth Howe
Start Date: November 8, 2023

Exhibit A
Executive Bonus and Retention Plan

Exhibit B
Change of Control and Severance Agreement

Exhibit C
Employee Confidential Information and Invention Assignment Agreement

Exhibit D Arbitration Agreement

To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/) and (ii) https://www.jamsadr.com/rules- comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.